As filed with the Security and Exchange Commission on August 17, 2017.

Registration No. 333‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S‑3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BioPharmX Corporation

(Exact name of registrant as specified in its charter)

Delaware	59‑3843182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1505 Adams Drive, Suite D

Menlo Park, California 94025

(650) 889‑5020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anja Krammer

President

BioPharmX Corporation

1505 Adams Drive, Suite D

Menlo Park, California 94025

Telephone:(650) 889‑5020

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Gregory Sichenzia, Esq.

Marcelle S. Balcombe, Esq.

Sichenzia Ross Ference Kesner LLP

61 Broadway, 32nd Floor

New York, New York 10006

Telephone: (212) 930‑9700

Facsimile: (212) 930‑9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an “emerging growth company”. See the definitions of “large accelerated filer”, “accelerated filer”,  “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share issuable upon exercise of warrants	30,604,275	$0.31	(2)	$9,487,325.25	(2)	$1,099.58
Total	30,604,275	$0.31		$9,487,325.25		$1,099.58

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.  In accordance with Rule 457(c) of the Securities Act of 1933, as amended, the price shown is the average of the high and low sales prices of the common stock on August 16, 2017 as reported on the NYSE MKT.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 17, 2017

PROSPECTUS

30,604,275 Shares of Common Stock

This prospectus relates to the disposition from time to time of up to 30,604,275 shares of common stock which are issuable upon the exercise of warrants held by the selling stockholders named in this prospectus.  We are not selling any common stock under this prospectus and will not receive any proceeds from the sale of shares listed in this prospectus. We will, however, receive the net proceeds of any warrants exercised for cash in the future.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 18. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is traded on the NYSE MKT under the symbol “BPMX.” On August 16, 2017, the last reported sale price of our common stock was $0.31 per share.

An investment in our common stock involves a high degree of risk.  See “Risk Factors” on page 8 of this prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2017

OUR BUSINESS

BioPharmX Corporation is referred to throughout this prospectus as “BioPharmX,” “we,” “us,” “our,” or the “Company.”

Company Overview

We are a specialty pharmaceutical company focused on utilizing our proprietary drug delivery technologies to develop and commercialize novel prescription products that address large markets in dermatology. Our objective is to develop products that treat health or age related conditions that: (1) are not presently being addressed or treated or (2) are currently treated with drug therapies or drug delivery approaches that are sub optimal. Our strategy is designed to bring new products to market by identifying optimal delivery mechanisms and/or alternative applications for United States Food and Drug Administration, or FDA, approved active pharmaceutical ingredients, or APIs, and biological materials, while, in appropriate circumstances, reducing the time, cost and risk typically associated with new product development by repurposing drugs with demonstrated safety profiles and, when applicable, using the regulatory approval pathway under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, or FDC Act. Section 505(b)(2) permits an applicant for a new product, such as a new or improved formulation or a new use of an approved product, to rely in part on literature and/or the FDA’s findings of safety and/or effectiveness for a similar previously-approved product.  We believe these approaches may reduce drug development risk and could reduce the time and resources we spend during development.

Our management team has experience in formulation development, intellectual property generation, clinical trial execution, regulatory strategy execution, licensing, as well as direct to consumer and direct to physician product commercialization. We outsource our manufacturing and, at times, commercialization activities in order to maintain our focus on technology sourcing, acquisitions and strategic partner development to create new products that address unmet needs in global markets. The product candidates in our current portfolio target significant market opportunities and include two clinical stage product candidates, BPX01, a topical antibiotic for the treatment of acne based on a unique formulation of minocycline, and BPX03, a molecular iodine (I2) tablet for the treatment of benign breast pain associated with fibrocystic breast condition, or FBC, and cyclic mastalgia, as well as one development stage product candidate, BPX02, an injectable product utilizing biological materials for aesthetic dermatology applications. The molecular iodine project includes an, over-the-counter, or OTC, dietary supplement version, or VI2OLET, for the alleviation of symptoms of FBC, as well as a prescription drug version for the treatment of moderate to severe, periodic breast pain associated with FBC and cyclic mastalgia.

Since inception, we have devoted substantially all of our efforts to developing our product candidates, including conducting preclinical and clinical trials, and providing general and administrative support for these operations. We began shipping VI2OLET through online stores in December 2014 and expanded into retail pharmacies, specialty pharmacy and grocery chain outlet stores throughout the United States. We continue to pursue additional channel distribution expansion for VI2OLET by way of partnerships with women’s health companies to provide broader access to consumers. To date, we have generated a de minimis amount of revenue from product sales, in 2017, our revenue was approximately $100,000, while we focus on product acceptance and partnering opportunities. In 2017, our marketing costs related to VI2OLET were nominal. We have raised net proceeds of $38.4 million through sales of common stock, preferred stock, warrants to purchase common stock and convertible notes.

Product and Product Candidates

We have developed our product portfolio using our proprietary drug delivery technologies, including innovative delivery mechanisms for antibiotics, biologic materials and molecular iodine. We currently have one marketed product, our VI2OLET iodine dietary supplement, two clinical stage product candidates, BPX01 and BPX03 and one development stage product candidate, BPX02. The following table presents a summary of our marketed product and product candidates:

Product/ Product Candidates	Delivery Mechanism	Platform Technology/ Application	Product Type	Anticipated Study Initiation
VI2OLET	Oral	Molecular iodine (I2) for the alleviation of symptoms of FBC	OTC Dietary Supplement	Currently Marketed

BPX03	Oral	Molecular iodine (I2) for treatment of moderate to severe periodic breast pain associated with FBC and cyclic mastalgia	Prescription Drug	Pre-Phase 3 Clinical Trial in Progress

BPX01	Topical	Topical antibiotic for treatment of acne	Prescription Drug	Phase 2b Completed

BPX02	Injectable	Injectable product for aesthetic dermatology applications	Injectable Product	Internal Development

VI2OLET Iodine

VI2OLET is a patented OTC molecular iodine dietary supplement that addresses cyclic breast discomfort and is clinically demonstrated to alleviate the symptoms associated with FBC, including tenderness, aches and swelling. Women who suffer from menstrual-related breast discomfort are recommended to take one to two tablets per day on an empty stomach for at least 60 days to realize initial symptom relief. Our patented molecular iodine formula is delivered to breast tissue and is intended to reduce the fibrocystic changes that results in breast discomfort. We commercially launched VI2OLET in December 2014 in online stores and have expanded into approximately 7,000 retail pharmacies, specialty chain outlet and grocery chain outlet stores throughout the United States. We are exploring commercial growth opportunities for the expansion of VI2OLET revenue, which may include strategic partnerships and/or sublicense with women’s and/or consumer health companies. To date, we have generated a de minimis amount of revenue from product sales.

BPX03 and Iodine Research

BPX03 is a prescription drug version of our molecular iodine tablet for the treatment of moderate to severe, periodic breast pain associated with FBC and cyclic mastalgia. We in-licensed this prescription iodine drug candidate, which was previously under development by the licensors, and refer to both the prior sponsor’s investigational drug and our investigational drug as BPX03. We are currently in the process of conducting a clinical trial (using VI2OLET) under Health Canada and institutional review board, or IRB, oversight to provide additional insight on how to design a Phase 3 safety and efficacy clinical trial. We are currently seeking a partner(s) to pursue any necessary clinical development and additional regulatory approvals for the product using the learnings from our ongoing clinical trial.

Recently, we conducted two in vitro studies on human mammary epithelial cells derived from FBC (MCF10A) cells, common breast cancer cell lines (MCF7, a Luminal A subtype, and MDA-MB231, a triple-negative subtype), and primary human breast epithelial cells, which found our patented molecular iodine formulation has an apoptotic effect on both the FBC and cancer cells.

BPX01

BPX01, a hydrophilic, topical antibiotic gel for the treatment of acne vulgaris, is currently the subject of a Phase 2 clinical trial. BPX01 combines the most widely used oral antibiotic drug for the treatment of moderate to severe acne (minocycline) with a proprietary anhydrous hydrophilic topical delivery system specifically designed to localize the delivery of the drug while minimizing systemic side effects. This proprietary topical delivery system allows us to minimize the dosage required by improving bioavailability with enhanced and targeted delivery of a fully solubilized minocycline. In addition to its bacteriostatic properties, the active pharmaceutical ingredient minocycline also has anti-inflammatory properties, which can help to reduce the swelling and redness commonly associated with acne vulgaris.

We recently completed a randomized, double-blind, three-arm, vehicle-controlled, dose-finding study to assess the efficacy and safety of BPX01 for the treatment of acne vulgaris. The multi-center study evaluated two concentrations of BPX01 (1% and 2% minocycline) and vehicle in 226 subjects, aged 9 to 40, with moderate-to-severe inflammatory, non-nodular acne vulgaris. The study showed the 2% concentration was statistically superior in reducing the number of inflammatory lesions in patients with moderate-to-severe acne, compared to vehicle (59% vs. 44% at week 12).

This phase 2b study also measured reduction in a five-point investigator’s global assessment (IGA) scale. The percentage of subjects treated with BPX01 2% who showed at least a two-grade improvement and an IGA of clear or almost clear, a secondary efficacy endpoint in the study was 25 percent. Although these secondary endpoint results were not statistically significant, we observed in the BPX01 2% arm a clear numerical trend compared to vehicle. The phase 2b research was not powered to measure IGA statistical significance. Because IGA will be a required co-primary endpoint in phase 3, the study will be powered to measure statistical significance of IGA with at least a two-grade improvement and a score of clear or almost clear.

Researchers also found that no subjects experienced serious treatment-related adverse side effects. A PK study showed that plasma minocycline levels following topical use were undetectable in all but a single subject, whose level – 42 ng/mL – was one-tenth of that measured after a standard adult dosage of oral minocycline.

We recently initiated an open label study in patients with moderate to severe papulopustular rosacea utilizing our 1% topical minocycline product. Results from this 12‑week study are expected in the second half of fiscal year 2018. In addition to BPX01, we believe our anhydrous hydrophilic topical delivery system may also be utilized with other APIs including other antibiotics.

BPX02

We are developing BPX02, an injectable product utilizing biologic materials for aesthetic dermatology applications. This research stage product candidate is currently under internal development with preclinical testing expected to begin in calendar year 2017. We will likely pursue regulatory approval for this product via a biologics license application, or BLA. As such, BPX02 would still be subject to regulation under the FDC Act, except the section of the FDC Act that governs the approval of new drug applications, or NDAs. Instead, BPX02 would be subject to the marketing and exclusivity provisions of the Public Health Service Act, or PHSA, for approval of BLAs. However, the application process and requirements for approval of BLAs are very similar to those for NDAs.

Target Markets

We believe that the industry dynamics in the area of dermatology represent significant opportunities for innovative new products to emerge as solutions for unmet needs in multi-billion dollar therapeutic categories. In particular, we believe that the dermatology market is a large specialty market with significant global patient demand, and that our focus on this market coupled with our proprietary platform technologies should enable us to develop and commercialize attractive products within this category.

Corporate Information

We were originally incorporated on August 30, 2010 in Nevada under the name Thompson Designs, Inc., or Thompson. On January 23, 2014, Thompson, BioPharmX, Inc. and stockholders of BioPharmX, Inc., who collectively owned 100% of BioPharmX, Inc., entered into and consummated transactions pursuant to a share exchange agreement, or the Share Exchange Agreement, whereby Thompson issued to the stockholders of BioPharmX, Inc. an aggregate of 7,025,000 shares of its common stock in exchange for 100% of the shares of BioPharmX, Inc., or the Share Exchange. The shares of Thompson common stock received by the stockholders of BioPharmX, Inc. in the Share Exchange constituted approximately 77.8% of Thompson’s then issued and outstanding common stock, after giving effect to the issuance of shares pursuant to the Share Exchange Agreement. As a result of the Share Exchange, BioPharmX, Inc.

became our wholly-owned subsidiary. On March 3, 2014, we changed our name to BioPharmX Corporation. On May 16, 2014, we reincorporated from Nevada to Delaware.

Our headquarters are located at 1505 Adams Drive, Suite D, Menlo Park, California 94025, and our telephone number is (650) 889‑5020. Our website address is www.biopharmx.com. The information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus.

About this Offering

This prospectus includes 30,406,061 shares of common stock underlying warrants issued in November 2016 pursuant to an underwriting agreement with Roth Capital Partners, as representative of the several underwriters identified therein (the “Underwriting Agreement”) pursuant to which the Company agreed to issue and sell to the underwriters (i) an aggregate 31,489,429 Class A Units, each consisting of one share of the Company’s common stock, par value $0.001 per share, and one seven-year warrant to purchase 0.75 of a share of common stock (which equates to 75% warrant coverage) at an exercise price of $0.35 per share, at a public offering price of $0.35 per unit and (ii) 1,515 Class B Units, each consisting of one share of the Company’s  Series A convertible preferred stock, par value $0.001 per share with a stated value of $1,000 per share and convertible into shares of common stock at the public offering price of the Class A Units, together with the equivalent number of warrants (75% warrant coverage) as would have been issued in connection with a purchase of $1,000 of Class A Units based at the public offering price.

The warrants become exercisable on November 28, 2017, which is the one year anniversary of issuance.  These warrants either expire on the five year anniversary of the exercisability, or November 28, 2022, or the seven year anniversary of the exercisability, or November 28, 2024.

Pursuant to the terms of the warrants, the Company agreed to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement for the resale by the holder of the shares of common stock underlying the warrants on or before five days after the exercisability date  (the “Filing Deadline”),  and use its commercially reasonable best efforts to cause the registration statement to become effective with 30 days of the exercisability date of the warrants (or, in the event the SEC reviews and has written comments to the registration statement, within 90 days of the exercisability date) (the “Effectiveness Deadline”).  The Company shall thereafter use its commercially reasonable efforts to keep the registration statement continuously effective until certain events occur and the holder of the warrants do not have to rely on the registration statement to freely sell the underlying common stock.

If the registration statement has not been filed with the SEC by the Filing Deadline,  has not become effective by the Effectiveness Deadline or during the Effective Period, such registration statement ceases for any reason to remain continuously effective (any such event a “Registration Default”),  the Company shall pay to the holder an amount, in cash, equal to the product of (x) the number of shares of common stock equal to one and one half percent (1.5%) of the aggregate number of shares of common stock issued to the holder pursuant to exercise of the  warrants and (y) the weighted average price; and (ii) for each full 30‑day period during which the Registration Default remains uncured (which initial 30‑day period shall commence on the first trading day after the date of such Registration Default), the Company shall pay to the holder an amount, in cash, equal to the product of (x) the number of shares of common stock equal to one percent (1.0%) of the aggregate number of shares of common stock issued to the holder pursuant to exercise of the warrant and (y) the weighted average price.

This prospectus also includes 198,214 shares of common stock underlying warrants issued in 2016 to certain designees of Rodman & Renshaw in connection with that certain September 24, 2016 engagement letter with Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, which warrants become exercisable on November 28, 2017, have an exercise price of $0.33 per share, expire on November 28, 2022 and have the same registration rights as the warrants described above.

RISK FACTORS

You should consider carefully the risks discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 10‑K for the year ended January 31, 2017, as updated by our subsequent filings under the

Securities Exchange Act of 1934, as amended, or the Exchange Act, each of which is incorporated by reference in this prospectus. If any of the events outlined in the Risk Factors actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks discussed are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business operations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions.  Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect.  You should assume that the information appearing in this prospectus and any accompanying prospectus supplement is accurate as of the date on the front cover of this prospectus or such prospectus supplement only.  Because the risk factors referred to above, as well as the risk factors we disclose in our filings with the SEC and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements.  Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.  New factors emerge from time to time, and it is not possible for us to predict which factors will arise.  In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  We qualify all of the information presented in this prospectus and any accompanying prospectus supplement, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

The net proceeds from any disposition of the shares of common stock offered hereby will be received by the selling stockholders and we will not receive any of such proceeds.  We will, however, receive the net proceeds of any warrants exercised for cash by the selling stockholders.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders, to sell, from time to time, up to 30,604,275 shares of our common stock underlying warrants.  All of the common stock offered by this prospectus may be offered for sale by the selling stockholders for their own benefit of account. We will receive no proceeds from any such sale of these shares by the selling stockholders.  We will, however, receive the net proceeds of any warrants exercised for cash.

Selling Stockholder Table

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of August 17, 2017, the number of shares of common stock covered by this prospectus on behalf of the stockholders and the total number of shares of common stock that the selling stockholders will beneficially own upon completion of the offering. To our knowledge, each of the selling stockholders has sole voting and investment power over the common stock listed in the table below. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. This table assumes that the stockholders will offer for sale all the shares of common stock covered by this prospectus and that the selling stockholder acquires no additional shares of common stock before the completion of this offering.

	Beneficial ownership Prior to offering		Common stock saleable pursuant	Beneficial ownership After offering
Name of Selling Stockholder	Number of Shares (1)%		to prospectus	Number of Shares	%
Vivo Capital Fund VIII, L.P. (2)	14,672,773	17.9	11,296,757	3,376,016	4.2
Vivo Capital Surplus Fund VIII, L.P. (3)	1,710,356	2.0	1,560,386	1,710,356	2.0
Empery Asset Master Ltd (4)	3,982,318	4.9	2,191,735	1,790,583	2.2
Empery Tax Efficient, LP (4)	—	—	1,192,187	—	—
Empery Tax Efficient II, LP (4)	—	—	1,353,578	—	—
Hare and Co. FBO Franklin Strategic Series – Franklin Biotechnology Discovery Fund (5)	5,214,037	6.4	1,259,925	3,954,112	5.0
Egger & Co. FBO Franklin Templeton Investment Funds – Franklin Biotechnology Discovery Fund (5) (6)	7,836,828	9.6	2,021,325	5,815,503	7.3
Armistice Capital Master Fund, Ltd. (7)	2,137,500	2.6	2,137,500	—	—
Sabby Healthcare Master Fund, Ltd. (8)	1,162,500	1.4	975,000	187,500	*
Sabby Volatility Warrant Master Fund, Ltd. (9)	442,500	*	255,000	187,500	*
Intracoastal Capital, LLC (10)	1,721,701	2.1	1,017,855	703,846	*
Sio Partners, LP (11)	268,074	*	268,074	—	—
Sio Partners Master Fund, LP (12)	182,302	*	182,302	—	—
Compass MAV LLC (13)	236,655	*	236,655	—	—
Compass Offshore MAV Ltd. (14)	171,719	*	171,719	—	—
Jon D. and Linda W. Gruber Trust (15)	2,313,527	2.9	591,750	1,721,777	2.2
Gruber Family Foundation (16)	17,355	*	7,500	9,855	*
Irving and Aaronel Deroy Gruber Foundation (17)	8,677	*	3,750	4,927	*
Jamie Deroy Gruber (18)	5,207	*	2,250	2,957	*
Gruber Partnership I (19)	17,355	*	7,500	9,855	*
Gruber Partnership II (20)	8,677	*	3,750	4,927	*
Equity Trust Company Trustee of the Jon D. Gruber (Rollover) IRA (21)	523,218	*	225,000	298,218	*
Lindsay Gruber Dunham (22)	17,355	*	7,500	9,855	*
Jonathan Wyatt Gruber (23)	10,413	*	4,500	5,913	*
Terry Gruber (24)	8,677	*	3,750	4,927	*
Terry D. Gruber GST Trust (25)	1,736	*	750	986	*
Terry D. Gruber Trust (26)	1,736	*	750	986	*
Hudson Bay Master Fund, Ltd. (27)	1,286,500	1.6	1,286,500	—	—
Still Lake Value Partners, LP (28)	112,500	*	112,500	—	—
CVI Investments, Inc. (29)	187,500	*	112,500	75,000	*
Kingsbrook Opportunities Master Fund, LP (30)	75,000	*	75,000	—	—
The Hood Family Trust DTD 11/27/07 (31)	80,527	*	22,500	58,027	*
Mark Mays	58,492	*	58,492	—	—
Echo Investments LLC (32)	15,000	*	15,000	—	—
Altitude Investment Partners (33)	15,000	*	15,000	—	—
Colorado Family Partners LLC (34)	15,000	*	15,000	—	—

	Beneficial ownership Prior to offering		Common stock saleable pursuant	Beneficial ownership After offering
Name of Selling Stockholder	Number of Shares (1)%		to prospectus	Number of Shares	%
Kircher Family Trust DTD 3/24/04 (35)	515,243	*	107,143	408,100	*
Kircher Family Foundation (36)	625,001	*	214,286	410,715	*
Scott W. Kircher (37)	327,499	*	53,571	273,928	*
Douglas S. Kircher (37)	327,499	*	53,571	273,928	*
Jeffrey Olyniec (38)	600,000	*	150,000	450,000	*
Bruce Bulkin (39)	209,999	*	42,857	167,142	*
Stephen Morlock Apex C/F Traditional IRA (40)	902,170	1.2	107,143	795,027	*
Stephen Morlock Apex C/F Roth IRA (41)	214,286	*	214,286	—	—
The Thomas W & Lori E Hanson Living Trust Dtd 02/19/2010 (42)	176,923	*	42,857	134,066	—
SEP FBO Henry F. Bannister (43)	36,250	*	11,250	25,000	*
Hailin Tian (44)	924,975	1.1	31,607	893,368	1.1
Joel Mayersohn (45)	35,634	*	21,428	14,206	*
Brian M. Herman (46)	374,998	*	74,998	300,000	*
DTMFS, LP (47)	535,013	*	210,013	325,000	*
Douglas Aguililla (48)	9,975	*	4,275	5,700	*
Dafna Lifescience LP (49)	77,250	*	31,500	45,750	*
Dafna Lifescience Select LP (50)	50,250	*	21,000	29,250	*
Casilli Revocable Trust UAD 10/15/96 (51)	72,500	*	22,500	50,000	*
KH WM Krueger (52)	95,000	*	45,000	50,000	*
Joseph W. & Patricia Abrams Family Trust UAD 03/15/95 (53)	47,500	*	22,500	25,000	*
IRA FBO Howard Miller (54)	150,000	*	75,000	75,000	*
The Rogers Family Trust UAD 01/21/81 (55)	814,690	1.0	93,750	720,940	*
Jason Adelman	64,286	*	64,286	—	—
Michael Vasinkevich (56)	158,306	*	127,848	30,458	*
Michael Mirsky (57)	46,496	*	37,661	8,835	*
Noam Rubinstein (58)	30,589	*	24,777	5,812	*
Mark Viklund (59)	6,876	*	5,946	930	*
Charles Worthman (60)	2,447	*	1,982	465	*
TOTAL	51,950,370		30,604,275	25,452,246

*Less than 1%

(1)	Based upon 79,669,835 shares of common stock issued and outstanding as of August 17, 2017.
(2)

Vivo Capital VIII, LLC is the general partner of Vivo Capital Fund VIII, L.P. The voting members of Vivo Capital VIII, LLC are Frank Kung, Albert Cha, Edgar Engleman, Chen Yu and Shan Fu, none of whom has individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. Because Vivo Capital Surplus Fund VIII, L.P. owns more than 10% of the Company’s total issued and outstanding shares of common stock, it may be considered an affiliate of the Company. The number of shares prior to the offering includes 3,376,016 shares of common stock. The Company shall not effect the exercise of this warrant, and the holder shall not have the right to exercise this warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates and any other persons acting as a group together) would beneficially own in excess of 19.99% of the share of common stock immediately after give effect to such exercise.

(3)

Vivo Capital VIII, LLC is the general partner of Vivo Capital Surplus Fund VIII, L.P. The voting members of Vivo Capital VIII, LLC are Frank Kung, Albert Cha, Edgar Engleman, Chen Yu and Shan Fu, none of whom have individual voting or investment power with respect to these shares and each of whom disclaims beneficial ownership of such shares. The number of shares prior to the offering includes 1,710,356 shares of common stock.  Vivo Capital Surplus Fund VIII, L.P. and Vivo Capital VIII, LLC may be deemed to be affiliates for the purpose of calculating the 19.99% beneficial ownership limitation percentage. Vivo Capital Surplus Fund VIII, L.P. shall not exercise any shares underlying the warrant to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates and any other persons acting as a group together) would beneficially own in excess of 19.99% of the share of common stock immediately after give effect to such exercise.

(4)

Ryan M. Lane and Martin D. Hoe, each of whom are managing members of Empery AM GP, LLC, which is the investment manager of Empery Asset Master Ltd,  Empery Tax Efficient, LP and Empery Tax Efficient II, LP, have voting and investment power over the securities owned by the Selling Stockholder. The number of shares prior to the offering includes 3,846,154 shares of common stock held by Empery Asset Master Ltd. This warrant becomes exercisable, at an exercise price of $0.35 per share, on November 28, 2017, which is the one year anniversary of issuance, and expires on the seven year anniversary of the exercisability, or November 28, 2024. The Company shall not effect the exercise of this warrant, and the holder shall not have the right to exercise this warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates and any other persons acting as a group together) would beneficially own in excess of 4.99% of the share of common stock immediately after give effect to such exercise.

As Empery Asset Master Ltd,  Empery Tax Efficient, LP and Empery Tax Efficient II, LP may be deemed to be affiliates for the purpose of calculating the 4.99% beneficial ownership limitation percentage, Empery Tax Efficient, LP and Empery Tax Efficient II, LP shall not exercise any shares underlying their warrants to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates and any other persons acting as a group together) would beneficially own in excess of 4.99% of the share of common stock immediately after give effect to such exercise.

(5)

Franklin Advisors, Inc., or FAV, an indirectly wholly owned subsidiary of a publicly traded company, Franklin Resources, Inc., or FRI, may be deemed to be the beneficial owner of these securities for purposes of Rule 13d‑3 under the Exchange Act in its capacity as the investment adviser to Franklin Strategic Series—Franklin Biotechnology Discovery Fund and Franklin Templeton Investment Funds—Franklin Biotechnology Discovery Fund pursuant to investment management contracts that grant investment and/or voting power to FAV. When an investment management contract (including a sub‑advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. FAV is an affiliate of Franklin/Templeton Distributors, Inc., Franklin Templeton Financial Services Corp. and Templeton/Franklin Investment Services, Inc. FAV purchased the registrable securities in the ordinary course of business, and at the time of the purchase of the registrable securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the registrable securities. The number of shares prior to the offering includes 3,846,112 shares of common stock and a warrant to purchase 108,000 shares of common stock at an exercise price of $1.20 per share.

(6)	The number of shares prior to the offering includes 5,653,503 shares of common stock and a warrant to purchase 162,000 shares of common stock at an exercise price of $1.20 per share.
(7)	Steven Boyd is the Managing Member of Armistice Capital Master Fund, Ltd., and as such has voting and investment power over the securities owned by the Selling Stockholder.
(8)

Hal Mintz is the Managing Member of Sabby Management LLC, which is the investment manager of Sabby Healthcare Master Fund, Ltd., and as such has voting and investment power over the securities owned by the Selling Stockholder. The number of shares prior to the offering includes a warrant to purchase 187,500 shares of common stock at an exercise price of $1.20 per share.

(9)

Hal Mintz is the Managing Member of Sabby Management LLC, which is the investment manager of Sabby Volatility Warrant Master Fund, Ltd., and as such has voting and investment power over the securities owned by the Selling Stockholder. The number of shares prior to the offering includes a warrant to purchase 187,500 shares of common stock at an exercise price of $1.20 per share.

(10)

Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the shares. As a result, each of Mitchell P. Kopin and Daniel B. Asher may be deemed to have the voting and investment power over these shares. Daniel B. Asher, a manager of Intracoastal, is also a control person of a broker-dealer. As a result of such common control, Intracoastal may be deemed to be an affiliate of a broker-dealer. Intracoastal acquired the shares being registered hereunder in the ordinary course of business, and at the time of acquisition of the shares and warrants described herein, Intracoastal did not have any arrangement or understandings with any person to distribute such securities. The number of shares prior to the offering includes three warrants to purchase an aggregate of 703,846 shares of common stock: warrant 1 can be exercised to purchase 333,334 shares of common stock at an exercise price of $0.75 per share; warrant 2 can be exercised to purchase 320,512 shares of common stock at an exercise price of $0.90 per share; and warrant 3 can be exercised to purchase 50,000 shares of common stock at an exercise price of $1.20 per share.

(11)	Michael Castor is the Managing Member of the Investment Manager of Sio Partners, LP, and as such has voting and investment power over the securities owned by the Selling Stockholder.
(12)	Michael Castor is the Managing Member of the Investment Manager of Sio Partners Master Fund, LP, and as such has voting and investment power over the securities owned by the Selling Stockholder.
(13)	Michael Castor is the Managing Member of the Investment Manager of Compass MAV LLC, and as such has voting and investment power over the securities owned by the Selling Stockholder.
(14)	Michael Castor is the Managing Member of the Investment Manager of Compass Offshore MAV Ltd., and as such has voting and investment power over the securities owned by the Selling Stockholder.
(15)

Jon D. Gruber is the Trustee of the Jon D. and Linda W. Gruber Trust, and as such has voting and investment power over the securities owned by the Selling Stockholder. The number of shares prior to the offering includes 1,589,577 shares of common stock and a warrant to purchase 132,200 shares of common stock at an exercise price of $1.20 per share.

(16)

Linda W. Gruber is the President of the Gruber Family Foundation, and as such has voting and investment power over the securities owned by the Selling Stockholder.  The number of shares prior to the offering includes 9,855 shares of common stock.

(17)

David R. Berk is the Trustee of Irving and Aaronel Deroy Gruber Foundation, and as such has voting and investment power over the securities owned by the Selling Stockholder.  The number of shares prior to the offering includes 4,927 shares of common stock.

(18)	The number of shares prior to the offering includes 2,957 shares of common stock.
(19)

David R. Berk is the Trustee of the Gruber Partnership I, and as such has voting and investment power over the securities owned by the Selling Stockholder.  The number of shares prior to the offering includes 9,855 shares of common stock.

(20)

David R. Berk is the Trustee of Gruber Partnership II, and as such has voting and investment power over the securities owned by the Selling Stockholder.  The number of shares prior to the offering includes 4,927 shares of common stock.

(21)

Jon D. Gruber is the IRA Holder of Jon D. Gruber (Rollover) IRA, and as such has voting and investment power over the securities owned by the Selling Stockholder.  The number of shares prior to the offering includes 298,218 shares of common stock.

(22)	The number of shares prior to the offering includes 9,855 shares of common stock.

(23)	The number of shares prior to the offering includes 5,913 shares of common stock.
(24)	The number of shares prior to the offering includes 4,927 shares of common stock.
(25)

David R. Berk is the Trustee of Terry D. Gruber GST Trust, and as such has voting and investment power over the securities owned by the Selling Stockholder. The number of shares prior to the offering includes 986 shares of common stock.

(26)

David R. Berk is the Trustee of Terry D. Gruber Trust, and as such has voting and investment power over the securities owned by the Selling Stockholder.  The number of shares prior to the offering includes 986 shares of common stock.

(27)

Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these shares. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims any such beneficial ownership of the shares.

(28)	Bruce Martin is the Managing Manager of Still Lake Value Partners, LP, and as such has voting and investment power over the securities owned by the Selling Stockholder.
(29)

Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc.  (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and maybe deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment decision and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The number of shares prior to the offering includes a warrant to purchase 75,000 shares of common stock at an exercise price of $1.20 per share.

(30)

Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(31)

Scott W. Hood and Heidi J. Hood are the Trustees of the Hood Family Trust, and as such have voting and investment power over the securities owned by the Selling Stockholder. The number of shares prior to the offering includes 58,027 shares of common stock.

(32)	L. Michael Underwood is the Sole Manager of Echo Investment LLC, and as such has voting and investment power over the securities owned by the Selling Stockholder.
(33)	Bradley C. Underwood is the Sole Manager of Altitude Investment Partners LLC, and as such has voting and investment power over the securities owned by the Selling Stockholder.
(34)	Brian David Frenkel is the Manager of Colorado Family Partners LLC, and as such has the voting and investment power over the securities owned by the Selling Stockholder.
(35)

Stephen C. Kircher is the Trustee of the Kircher Family Trust, and as such has the voting and investment power over the securities owned by the Selling Stockholder.  The number of shares prior to the offering includes 408,100 shares of common stock.

(36)

Stephen C. Kircher is the Trustee of the Kircher Family Foundation, and as such has the voting and investment power over the securities owned by the Selling Stockholder.  The number of shares prior to the offering includes 410,715 shares of common stock.

(37)	The number of shares prior to the offering includes 273,928 shares of common stock.
(38)	The number of shares prior to the offering includes 450,000 shares of common stock.
(39)	The number of shares prior to the offering includes 167,142 shares of common stock.
(40)	Mr. Morlock is a Member of the Board of Directors of the Company. The number of shares prior to the offering includes 795,027 shares of common stock.
(41)	Mr. Morlock is a Member of the Board of Directors of the Company.
(42)

Thomas W. Hanson and Lori E. Hanson are the Trustees of the Thomas W. Hanson & Lori E. Hanson Living Trust, and as such have the voting and investment power over the securities owned by the Selling Stockholder.  The number of shares prior to the offering includes 134,066 shares of common stock.

(43)	The number of shares prior to the offering includes 25,000 shares of common stock.
(44)	The number of shares prior to the offering includes 893,368 shares of common stock.
(45)	The number of shares prior to the offering includes 14,206 shares of common stock.
(46)

Brian M. Herman is an affiliate of a broker dealer. He purchased the registrable securities in the ordinary course of business, and at the time of the purchase of the registrable securities to be resold, he had no agreements or understandings, directly or indirectly, with any person to distribute the registrable securities.  The number of shares prior to the offering includes 300,000 shares of common stock.

(47)

DTMFS, LP is an affiliate of a broker dealer. It purchased the registrable securities in the ordinary course of business, and at the time of the purchase of the registrable securities to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the registrable securities.  The number of shares prior to the offering includes 325,000 shares of common stock.

(48)

Douglas Aguililla is an affiliate of a broker dealer. He purchased the registrable securities in the ordinary course of business, and at the time of the purchase of the registrable securities to be resold, he had no agreements or understandings, directly or indirectly, with any person to distribute the registrable securities.  The number of shares prior to the offering includes 5,700 shares of common stock.

(49)

Nathan Fischel and Fariba F. Ghodsian are respectively the Chief Executive Officer and Chief Investment Officer of Dafna Lifescience LP,  and as such have voting and investment power over the securities owned by the Selling Stockholder. The number of shares prior to the offering includes a warrant to purchase 45,750 shares of common stock at an exercise price of $1.20 per share.

(50)

Nathan Fischel and Fariba F. Ghodsian are respectively the Chief Executive Officer and Chief Investment Officer of Dafna Lifescience Select LP,  and as such have voting and investment power over the securities owned by the Selling Stockholder. The number of shares prior to the offering includes a warrant to purchase 29,250 shares of common stock at an exercise price of $1.20 per share.

(51)

Gerald S. Casilli is the Trustee of the Casilli Revocable Trust, and as such has voting and investment power over the securities owned by the Selling Stockholder. The number of shares prior to the offering includes 50,000 shares of common stock.

(52)	The number of shares prior to the offering includes 50,000 shares of common stock.
(53)

Joseph Abrams is the Trustee of the Joseph W. & Patricia Abrams Family Trust, and as such has voting and investment power over the securities owned by the Selling Stockholder. The number of shares prior to the offering includes 25,000 shares of common stock.

(54)	The number of shares prior to the offering includes 75,000 shares of common stock.
(55)

Roy L. Rogers is the Trustee of the Rogers Family Trust, and as such has voting and investment power over the securities owned by the Selling Stockholder.  The number of shares prior to the offering includes 720,940 shares of common stock.

(56)

Michael Vasinkevich is an affiliate of H.C. Wainwright (placement agent) Broker/Dealer. These warrants were received as compensation for an offering. At the time these warrants were received, he had no understanding in place to redistribute the shares. The number of shares prior to the offering includes a warrant to purchase 30,458 shares of common stock at an exercise price of $0.75 per share.

(57)

Michael Mirsky is an affiliate of H.C. Wainwright (placement agent) Broker/Dealer. These warrants were received as compensation for an offering. At the time these warrants were received, he had no understanding in place to redistribute the shares. The number of shares prior to the offering includes a warrant to purchase 8,835 shares of common stock at an exercise price of $0.75 per share.

(58)

Noam Rubinstein is an affiliate of H.C. Wainwright (placement agent) Broker/Dealer. These warrants were received as compensation for an offering. At the time these warrants were received, he had no understanding in place to redistribute the shares. The number of shares prior to the offering includes a warrant to purchase 5,812 shares of common stock at an exercise price of $0.75 per share.

(59)

Mark Viklund is an affiliate of H.C. Wainwright (placement agent) Broker/Dealer. These warrants were received as compensation for an offering. At the time these warrants were received, he had no understanding in place to redistribute the shares. The number of shares prior to the offering includes a warrant to purchase 930 shares of common stock at an exercise price of $0.75 per share.

(60)

Charles Worthman is an affiliate of H.C. Wainwright (placement agent) Broker/Dealer. These warrants were received as compensation for an offering. At the time these warrants were received, he had no understanding in place to redistribute the shares. The number of shares prior to the offering includes a warrant to purchase 465 shares of common stock at an exercise price of $0.75 per share.

DESCRIPTION OF SECURITIES

General

As of August 17, 2017, our authorized capital stock consisted of 450,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of August 17, 2017, there are 79,669,835 shares of our common stock issued and outstanding and 1,515 shares of Series A Preferred Stock issued and outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for any matter in our certificate of incorporation. Accordingly, pursuant to our certificate of incorporation, holders of a majority of the shares of our common stock will be able to elect all of our directors.

Preemptive or Similar Rights

In September 2016, in connection with the consummation of a registered direct offering  (“RDO”), we granted the RDO investors participation rights whereby each RDO investor is entitled to purchase up to 50% in the aggregate of the securities sold in any subsequent issuance of common stock and common stock equivalents, including in this offering, for 18 months following the closing of the registered direct offering. Subject to the participation rights granted to the RDO investors, our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and warrants is Computershare Trust Company, N.A.

Listing

Our common stock is listed on the NYSE MKT under the trading symbol “BPMX.”

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our Company. These provisions, which are summarized below, may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”). This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our Company. They could also discourage, impede, or prevent a merger, tender offer or proxy contest, even if such event would be favorable to the interests of stockholders.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws include the following provisions:

•

Board of Directors Vacancies.  Our bylaws authorize a majority of directors in office, although less than a quorum, to fill vacant directorships, including newly created seats. This provision could prevent a stockholder from gaining control of our board of directors by filling vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•

Special Meetings of Stockholders.  Our bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors or an officer instructed by the directors to call a special meeting, thus prohibiting a stockholder from calling a special meeting. This provision might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•

No Cumulative Voting.  The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not provide for cumulative voting.

•	Amendment of Bylaw Provisions. Any of the above provisions in our bylaws may be amended or repealed by unanimous written consent of our board of directors and without stockholder approval.
•

Issuance of Undesignated Preferred Stock.  Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

Disclosure of SEC Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and persons controlling our company, we understand that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share; or
•	a combination of any such methods of sale.

The aggregate proceeds to the selling stockholders from any sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from any such sale.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 promulgated under the Securities Act, provided that it meets the criteria and conform to the requirements of that rule.

The selling stockholders and any broker-dealers or agents that participate in the sale of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders are subject to the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference Kesner LLP, New York, New York.

EXPERTS

The consolidated financial statements of BioPharmX Corporation as of January 31, 2017 and 2016 and for each of the two years in the period ended January 31, 2017, incorporated in this prospectus by reference to BioPharmX Corporation’s Annual Report on Form 10-K for the year ended January 31, 2017, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S‑3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy the documents we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, DC 20549, or in New York, New York and Chicago, Illinois. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1‑800‑SEC‑0330 for further information on the public reference rooms. Our SEC filings are also available to the public at no cost from the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

We have filed a registration statement on Form S‑3 with the Securities and Exchange Commission under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. The Securities and Exchange Commission permits us to “incorporate by reference” the information contained in documents we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the Securities and Exchange Commission will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the Securities and Exchange Commission, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10‑K for the year ended January 31, 2017 filed with the SEC on April 21, 2017;
•	our Quarterly Report on Form 10‑Q for the quarter ended April 30, 2017 filed with the SEC on June 14, 2017;
•	our current reports on Form 8‑K filed with the SEC on February 21, 2017, March 29, 2017, April 26, 2017, May 3, 2017, and July 24, 2017; and
•	the description of our common stock contained in the Registrant’s registration statement on Form 8‑A filed with the SEC on June 1, 2015.

We also incorporate by reference all additional documents that we file with the Securities and Exchange Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part until the offering of the particular securities covered by a prospectus supplement or term sheet has been completed. All filings from the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into the prospectus.   We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number:

BioPharmX Corporation

1505 Adams Drive, Suite D

Menlo Park, California 94025

Attn.: Corporate Secretary

Tel: (650) 889‑5020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by BioPharmX Corporation (the “Registrant” or the “Company”).  All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$1,100
Transfer agent’s fees and expenses	5,000	*
Legal fees and expenses	25,000	*
Accounting fees and expenses	9,000	*
Printing fees and expenses	1,500	*
Miscellaneous fees and expenses	400	*
Total	$42,000

*Estimated

Item 15.  Indemnification of Officers and Directors.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Registrant’s certificate of incorporation provides that the Registrant is required to indemnify each person that it has the power to indemnify to the fullest extent permitted by Section 145 of the DGCL.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought.  The indemnification provisions in the Registrant’s certificate of incorporation and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Item 16.  Exhibits.

a)	Exhibits

Exhibit			Incorporated by Reference			Filed
Number	Description of Document	Form	File No.	Filing Date	Exhibit	Herewith
2.1	Form of Share Exchange Agreement dated January 23, 2014 by and among Thompson Designs, Inc., BioPharmX, Inc. and BioPharmX, Inc. Stockholders	8‑K	000‑54871	1/27/2014	2.1

3.1	Certificate of Incorporation	S‑8	333‑201708	1/26/2015	4.01

3.2	Bylaws	S‑8	333‑201708	1/26/2015	4.02

3.3	Certificate of Elimination of Certificate of Designations, Preference and Rights of Series A Preferred Stock	8‑K	001‑37411	3/18/2016	3.1

3.4	Certificate of Designations of Preferences, Right and Limitations of Series A Convertible Preferred Stock	S‑1/A	333‑214116	11/18/2016	3.1

3.5	Certificate of Amendment to the Certificate of Incorporation	10‑K	001‑37411	4/21/2017	3.5

4.1	Specimen Stock Certificate	S‑8	333‑201708	1/26/2015	4.03

4.2	Promissory Note, dated December 21, 2012 between Thompson Designs, Inc. and Kade Thompson	10‑K	000‑54871	12/31/12	10.1

4.3	Subscription Agreement, dated October 24, 2014, between the Company and KIP Overseas Expansion Platform Fund (as amended)	10‑K	001‑37411	5/2/2016	4.3

4.4	Registration Rights Agreement, dated December 10, 2015 by and between the Company, Strategic Series—Franklin Biotechnology Discovery Fund and Franklin Templeton Investment Funds—Franklin Biotechnology Discovery Fund	8‑K	001‑37411	12/11/2015	4.1

4.5	Purchase Agreement, dated December 9, 2015, by and between the Company, Strategic Series—Franklin Biotechnology Discovery Fund and Franklin Templeton Investment Funds—Franklin Biotechnology Discovery Fund	8‑K	001‑37411	12/11/2015	4.1

4.6	Standstill Agreement, dated August 12, 2016, by and among the Company and Franklin Templeton Investment Funds – Franklin Biotehnology Diversity Fund, and Franklin Strategic Series – Franklin Biotechnology Discovery Fund	8‑K	001‑37411	8/18/2016	4.1

4.7	Form of Common Stock Purchase Warrant (issued in connection with April 2016 stock offering)	8‑K	011‑37411	3/29/2016	4.1

4.8	Form of Common Stock Purchase Warrant (issued in connection with Series A stock offering)	10‑K	000‑54871	3/31/2014	Exh. B to Exh. 10.11

4.9	Form of Underwriters’ Warrant Agreement (issued in connection with June 2015 stock offering)	S‑1/A	333‑203317	6/1/2015	4.4

4.10	Assignment and Acceptance, dated September 8, 2016 by and among BioPharmX Corporation, RTW Master Funds, Ltd. and RTW Innovation Master Fund, Ltd.	S‑1	333‑214116	10/14/2016	4.5
4.11	Form of Common Stock Purchase Warrant	8‑K	001‑37411	9/27/2016	4.1
4.12	Form of Securities Purchase Agreement	8‑K	001‑37411	9/27/2016	10.1
4.13	Form of Common Stock Warrant	8‑K	001‑37411	11/22/2016	4.4
5.1	Opinion of Sichenzia Ross Ference Kesner LLP					X

23.1	Consent of BPM LLP, independent registered public accounting firm					X

23.2	Consent of Sichenzia Ross Ference Kesner LLP (contained in Exhibit 5.1)

Item 17.  Undertakings.

a) The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S‑3 or Form F‑3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)  If the Registrant is relying on Rule 430B:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of

1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑3 and has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on August 17, 2017.

BIOPHARMX CORPORATION

By:	/s/ Anja Krammer
Anja Krammer
President (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anja Krammer	President (Principal Executive Officer)	August 17, 2017
Anja Krammer

/s/ Greg Kitchener	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 17, 2017
Greg Kitchener

/s/ Michael Hubbard	Director	August 17, 2017
Michael Hubbard

/s/ Stephen Morlock	Director	August 17, 2017
Stephen Morlock

/s/ C. Gregory Vontz	Director	August 17, 2017
C. Gregory Vontz